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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NetGravity, Inc. and Subsidiaries:

We consent to the inclusion in the annual report on Form 10-K of DoubleClick Inc. for the year ended December 31, 1999 of our report dated January 27, 1999, with respect to the consolidated balance sheet of NetGravity Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998.

/s/ KPMG LLP.
San Francisco, California
February 17, 2000